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                                                              EXHIBIT 4.1(a)

                               FIRST AMENDMENT TO
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                  INLAND RETAIL REAL ESTATE LIMITED PARTNERSHIP

         This is the First Amendment dated as of March 4, 1999 (this "First Amendment") to that certain Agreement of Limited Partnership of Inland Retail Estate Limited Partnership (the "Operating Partnership Agreement") dated as of February 11, 1999, by and among Inland Retail Real Estate Trust, Inc., a Maryland corporation, as General Partner, and Inland Retail Real Estate Advisory Services, Inc., an Illinois corporation, as the initial Limited Partner, and those other parties, if any, who become Limited Partners.

         WHEREAS, the parties hereto have agreed that, in addition to the proscriptions contained in the Operating Partnership Agreement, the General Partner shall have no right or power to do any act in contravention of the Articles or the Bylaws of the General Partner, as they may be amended or restated from time to time, or which would allow or result in the payment of duplicate fees for the same matter, cause, service or purpose.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Section 8.2 of the Operating Partnership Agreement is hereby amended to read as follows:

                  8.2 LIMITATIONS ON POWERS AND AUTHORITIES OF PARTNERS. Notwithstanding the powers of the General Partner set forth in Section 8.1 hereof, the General Partner shall have no right or power to do any of the following:

                  A. do any act in contravention of this Operating Partnership Agreement, or the Articles or the Bylaws of the General Partner, as they may be amended or restated from time to time, or which would allow or result in the payment of duplicate fees for the same matter, cause, service or purpose;

                  B. do any act which would make it impossible to carry on the ordinary business of the Operating Partnership, except to the extent that such act is specifically permitted by the terms hereof;

                  C. possess Operating Partnership property or assign rights in specific Operating Partnership property for other than Operating Partnership purposes, except as otherwise provided in this Operating Partnership Agreement; or

                  D. do any act in contravention of applicable law.



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         2. Capitalized terms used herein shall have the same meaning as in the
Operating Partnership Agreement.

         3. Except as amended by this First Amendment, the Operating Partnership Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment as of the date first written above.

                                GENERAL PARTNER:
                                INLAND RETAIL REAL ESTATE TRUST, INC.

                                By:     /s/ Roberta D. Parks
                                        --------------------------------
                                Its:    Chairman
                                        --------------------------------


                                LIMITED PARTNER:
                                INLAND RETAIL REAL ESTATE ADVISORY
                                SERVICES, INC.
                                2901 BUTTERFIELD ROAD
                                OAK BROOK, ILLINOIS 60523
                                ATTN:  PRESIDENT
                                By:     /s/ Patricia A. Challenger
                                        --------------------------------
                                Its:    Vice President
                                        --------------------------------